                                                                   EXHIBIT 10.26
                                                                  CONFORMED COPY


                         ASSET CONTRIBUTION AGREEMENT


                                    BETWEEN


                        MILLENNIUM PETROCHEMICALS INC.,


                       MILLENNIUM PETROCHEMICALS LP LLC


                                      AND


                            EQUISTAR CHEMICALS, LP



                           DATED:  DECEMBER 1, 1997

                               TABLE OF CONTENTS



                                                                            PAGE

SECTION 1  DEFINITIONS......................................................   1

SECTION 2  CONTRIBUTION OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES........   8
    2.1    Transfer of Assets...............................................   8
    2.2    Excluded Assets..................................................  10
    2.3    Instruments of Conveyance and Assignment.........................  11
    2.4    Further Assurances...............................................  11
    2.5    Assumption of Liabilities........................................  12
    2.6    Excluded Liabilities.............................................  13
    2.7    Master Intellectual Property Agreement...........................  14
    2.8    Employee Matters.................................................  14
    2.9    Joint Contracts..................................................  16

SECTION 3  REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR................  17
    3.1    Due Organization; Good Standing and Power........................  17
    3.2    Authorization and Validity of Agreements.........................  17
    3.3    No Consents Required; No Conflict with Instruments to which the
           Contributor is a Party.........................................    17
    3.4    Employee Benefits................................................  18
    3.5    Title to Assets; Absence of Liens and Encumbrances; Leases.......  19
    3.6    Title Matters; Defects in Improvements...........................  20
    3.7    Working Capital..................................................  20
    3.8    Technology and Similar Rights....................................  20
    3.9    Government Licenses, Permits and Related Approvals...............  20
    3.10   All Necessary Assets.............................................  20
    3.11   Conduct of Business in Compliance with Regulatory and
           Contractual Requirements.........................................  21
    3.12   Legal Proceedings................................................  21
    3.13   Consents.........................................................  21
    3.14   Tax Matters......................................................  21
    3.15   [Reserved].......................................................  21
    3.16   HSE Matters......................................................  21
    3.17   Investigation to Acquire Knowledge...............................  22

SECTION 4  REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP................  22
    4.1    Due Organization; Good Standing and Power........................  22
    4.2    Authorization and Validity of Agreement..........................  23
    4.3    No Consents Required; No Conflict with Instruments to which the
           Partnership is a Party...........................................  23

SECTION 5  COVENANTS SUBSEQUENT TO CLOSING DATE.............................  23
    5.1    Access to Information............................................  23
    5.2    Mail or Other Communications.....................................  24
    5.3    Use of Contributor's Trade Name..................................  24
    5.4    Closing Date Balance Sheet.......................................  24
    5.5    Payment of Retained Accounts Payable.............................  24
    5.6    Collection of Accounts Receivable................................  24
    5.7    Reimbursement for Prepaid Expenses...............................  25

SECTION 6  SURVIVAL AND INDEMNIFICATION.....................................  25
    6.1    Survival Limitations.............................................  25
    6.2    Indemnification..................................................  25
    6.3    Procedures.......................................................  28
    6.4    Subrogation......................................................  30
    6.5    Claims for HSE Work..............................................  30
    6.6    EXTENT OF INDEMNIFICATION........................................  31

SECTION 7  MISCELLANEOUS....................................................  31
    7.1    Construction.....................................................  31
    7.2    Payment of Certain Expenses and Taxes............................  31
    7.3    Notices..........................................................  32
    7.4    [Reserved].......................................................  33
    7.5    Binding Effect; Benefit..........................................  33
    7.6    Occasional and Bulk Sales........................................  33
    7.7    Assignability....................................................  34
    7.8    Amendment; Waiver................................................  34
    7.9    Dispute Resolution...............................................  34
    7.10   Severability.....................................................  34
    7.11   Counterparts.....................................................  34
    7.12   APPLICABLE LAW...................................................  34
    7.13   JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER..............  34
    7.14   WAIVER OF JURY TRIAL.............................................  35

                  LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT

                                   Schedules

Schedule A            -     Contributed Business
Schedule 2.1(a)       -     Fee Interests
Schedule 2.1(b)       -     Leases
Schedule 2.1(d)       -     Equipment
Schedule 2.1(k)       -     Contributed Subsidiaries
Schedule 2.2(c)       -     Excluded Tradenames and Logos
Schedule 2.2(h)       -     Certain Excluded Assets
Schedule 2.5(a)(vii)  -     Assumed Indebtedness
Schedule 2.5(a)(x)    -     Assumed Long-Term Liabilities
Schedule 3            -     Disclosure Schedule


                                  Appendices

Appendix A            -     Dispute Resolution Procedures


                                   Exhibits

Exhibit A             -     Form of Deeds for Fee Interests
Exhibit B             -     Form of Assignment of Lease for Leaseholds
Exhibit C             -     Form of Bill of Sale and Assignment
Exhibit D             -     Form of Trademark Assignment
Exhibit E             -     Form of Patent Assignment
Exhibit F             -     Form of Assumption Agreement
Exhibit G             -     Form of Master Intellectual Property Agreement

                         ASSET CONTRIBUTION AGREEMENT



     ASSET CONTRIBUTION AGREEMENT (this "Agreement"), dated as of December 1, 1997, between Millennium Petrochemicals Inc., a Virginia corporation (the
 "Contributor"), Millennium Petrochemicals LP LLC, a Delaware limited liability company (the "Contributing Partner") and Equistar Chemicals, LP, a Delaware limited partnership (the "Partnership").

     WHEREAS, the Contributor owns all of the issued and outstanding shares of capital stock of Contributing Partner and the Contributing Partner is a partner in the Partnership;

     WHEREAS, the Contributor wishes to contribute the assets subject to certain liabilities associated with the olefins, polyolefins and related petrochemicals businesses described in Schedule A (the "Contributed Business") to the Contributing Partner; and

     WHEREAS, the Contributing Partner wishes to contribute such assets and liabilities to the Partnership, and the Partnership wishes to accept such assets and assume such liabilities, all upon the terms and conditions hereinafter set forth; and

     WHEREAS, the Partnership will consummate certain transactions and enter into certain agreements as provided for in the Master Transaction Agreement, dated as of July 25, 1997, between Lyondell Petrochemical Company and Millennium Chemicals Inc., as amended (the "Master Transaction Agreement").

     NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:


                                   SECTION 1
                                  DEFINITIONS

     The terms used in this Agreement have the following definitions or are defined in the Sections referenced below:

     "Accounts Receivable" constitute, as of the Closing Date, all uncollected accounts receivable that have been generated by, or are attributable to, the Contributor's operation prior to the Closing Date of the Contributed Business in the ordinary course and in all respects in a manner consistent with the provisions of Section 3.2 of the Master Transaction Agreement.

     "Affiliate" means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that for purposes of this Agreement (i) Suburban Propane Partners, L.P. and any Persons controlled by it shall not be considered an Affiliate of Contributor; and (ii) neither the Partnership nor any Person controlled by it shall be considered an Affiliate of the Contributor. For purposes of this definition, the term "control" shall have the meaning set forth in 17 CFR 230.405 as in effect on the date hereof.

     "Agreed Rate" means the base commercial lending rate announced by Citibank, N.A. (or its successor) at its principal office in effect from time to time, such interest rate to change automatically, effective as of the date of each change in such base rate.

     "Agreement" is defined in the Preamble.

     "Assets" means all of the assets, rights and properties being contributed, conveyed, assigned, transferred and delivered to the Partnership pursuant to
Section 2.1.

     "Assignment and Assumption Agreements" means the Deeds, the Assignments of Lease, the Bill of Sale and Assignment, the Trademark Assignment, the Patent Assignment and the Assumption Agreement.

     "Assignments of Lease" is defined in Section 2.3(a).

     "Associated Rights" is defined in Section 2.1(c).

     "Assumed Liabilities" is defined in Section 2.5(a).

     "Assumed Plan" means the Pension Plan for Eligible Hourly Represented Employees of Quantum Chemical Corporation.

     "Authority" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal (or any commonwealth, territory or possession thereof), state, local or foreign, or any agency, department or instrumentality thereof, or any court or arbitrator (public or private).

     "Basic Severance" is defined in Section 2.8(b).

     "Capital Spares" means the inventory of spare parts used by the Contributor in the Contributed Business and owned by the Contributor as of the Closing Date.

     "CERCLA" is defined in Section 3.16(b).

     "Chemical Substance" means any (i) chemical substance, pollutant, contaminant, constituent, chemical, mixture, raw material, intermediate, product or byproduct that is regulated (including any requirement for the reporting of any Release thereof) under any HSE Law or defined or listed as an industrial, toxic, deleterious, harmful, radioactive, infectious, disease-causing or hazardous substance, material or waste under any HSE Law, and (ii) petroleum or any fraction thereof, asbestos or asbestos-containing material or polychlorinated biphenyls ("PCBs").

     "Closing" means the closing of the transactions contemplated by the Master Transaction Agreement.

     "Closing Date" means the date hereof.

     "Closing Date Balance Sheet" is defined in Section 5.4.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confirmed Accounts Receivable" is defined in Section 5.6.

     "Consent" means any consent, waiver, appraisal, authorization, exception, registration, license or declaration of or by any Person or any Authority, or any expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to the Contributed Business or the Contributor or any Affiliate thereof in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of the transactions contemplated hereby or thereby.

     "Contracts" means contracts, maintenance and service agreements, purchase commitments for materials and other services, advertising and promotional agreements, leases, taxation agreements with any Authority, and other agreements.

     "Contributed Contracts" is defined in Section 2.1(f).

     "Contributed Business" is defined in the Preamble.

     "Contributed Intellectual Property" is defined in Section 2.1(g).

     "Contributed Subsidiaries" is defined in Section 2.1(k).

     "Contributor" is defined in the Preamble.

     "Deeds" is defined in Section 2.3(a).

     "De Minimis Claim" means any Third Party Claim for which the Liability associated therewith is less than $25,000.

     "Employee Plan" is defined in Section 3.4(a)(i).

     "Encumbrance" means any lien, charge, encumbrance, security interest, title defect, option or any other restriction or third party right.

     "Environment" is defined in this Section 1 in the definition of "HSE Laws".

     "Equipment" is defined in Section 2.1(d).

     "Excluded Assets" is defined in Section 2.2.

     "Excluded Liabilities" is defined in Section 2.6.

     "Fee Interests" is defined in Section 2.1(a).

     "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

     "Government Licenses" means all licenses, permits or franchises issued by any Authority relating to the operation, development, use, maintenance or occupancy of the Facilities or any other Asset or of the Contributed Business to extent that such licenses, permits or franchises relate principally to the normal operation and conduct of the Contributed Business.

     "HSE Claim" means (i) any actions, events, circumstances or responsibilities (including compliance actions or requirements) that are necessary to comply with HSE Laws but only to the extent that any of the foregoing give rise to out of pocket costs or expenses or result in a Liability that is required by GAAP to be reflected on the balance sheet of the applicable party or (ii) any third party (including private parties, Authorities and employees acting on each such party's own behalf or on the behalf of other third parties) actions, lawsuits, claims, investigations or proceedings arising under HSE Laws.

     "HSE Laws" means any Legal Requirements or rule of common law now in effect (including any amendments now in effect) and any current judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to (i) any ambient air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, natural resources or real property and the physical buildings, structures and fixtures thereon, including sewer, septic and waste treatment, storage or disposal systems (the "Environment"), including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (ii) health or safety, including the exposure of employees and other Persons to any Chemical Substance; (iii) the Release or threatened Release of any Chemical Substance, noxious noise or odor, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup and abatement of such Release or threatened Release; and (iv) the management of any Chemical Substance, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Chemical Substance.

     "HSE Proceeding" is defined in Section 3.16(d).

     "Indemnified Party" is defined in Section 6.3(a).

     "Indemnifying Party" is defined in Section 6.3(a).

     "Intellectual Property" means research material, technical information, marketing information, patent rights, patent licenses, pending patent applications, trade secrets, technical information, know-how, management information systems, technology, quality control data, specifications, designs, drawings, software, sales promotion literature and advertising materials.

     "Inventory" means materials used by the Contributor in the Contributed Business and owned by the Contributor as of the Closing Date including raw materials, feed stocks, supplies, additives, pigments, process chemicals, packaging materials (to the extent the Partnership's use thereof would be consistent with Section 5.3), catalysts, work-in-process and finished goods that relate principally to the normal operation and conduct of the Contributed Business.

     "Inventory Tax" is defined in Section 7.2(d).

     "Knowledge" with respect to the Contributor means the actual knowledge of
(i) any plant manager, (ii) any officer of the Contributor having responsibilities with respect to the Contributed Business, and (iii) any employee reporting directly to an officer described in clause (ii), in each case employed by the Contributor in connection with the Contributed Business.

     "Leased Premises" is defined in Section 2.1(b).

     "Leaseholds" is defined in Section 2.1(b).

     "Leases" is defined in Section 2.1(b).

     "Legal Requirement" means any law, statute, rule, ordinance, decree, requirement, regulation, order or judgment of any Authority, including the terms of any Government License.

     "Liability" is defined in Section 6.2(a).

     "Licensed Technology" means the technology licensed to the Partnership pursuant to the Master Intellectual Property Agreement.

     "Licensed Trademarks" means the trademarks licensed to the Partnership pursuant to the Master Intellectual Property Agreement.

     "Lowest Cost Response" means the response required or allowed under HSE Laws that addresses the Chemical Substances present at the lowest cost (considered as a whole taking into consideration any negative impact such response may have on the conduct of the Contributed Business and any potential additional costs or liabilities that may arise as a result of such response) as compared to any other response that is consistent with HSE Laws. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with HSE Laws. If taking no action is not consistent with HSE Laws, the least costly non-permanent remedy (such as mechanisms to contain or stabilize Chemical Substances, including caps, dikes, encapsulation, leachate collection systems, etc.) shall be the Lowest Cost Response, provided that such non-permanent remedy is consistent with HSE Laws and less costly than the least costly permanent remedy (such as the excavation and removal of soil).

     "Master Intellectual Property Agreement" is defined in Section 2.7.

     "Master Transaction Agreement" is defined in the fourth WHEREAS clause.

     "Material Adverse Effect" means any adverse circumstance or consequence that, individually or in the aggregate, has an effect that is material to the financial condition, results of operations, assets or business of the Contributed Business or the Assets, taken as a whole.

     "Neutral" means a neutral Person acceptable to each of the appointing parties and not affiliated with any of the parties or their Affiliates.

     "Partnership" is defined in the Preamble.

     "Partnership Employees" is defined in Section 2.8(a).

     "Patent Assignment" is defined in Section 2.3(a).

     "PCBs" is defined in this Section in the definition of "Chemical
Substance".

     "Person" means any natural person or any corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization.

     "Pre-Closing Contingent Liabilities" means all Liabilities of every kind and nature arising out of, in connection with or related to the ownership, operation or use prior to the Closing Date of the Assets or the Contributed Business other than the Liabilities referred to in Sections 2.5(a)(i), (ii),
(iii),  (vii), (viii) and (ix).

     "Prepaid Expenses" means the balances in the prepaid accounts consistent with GAAP of the Contributor or its Affiliates, as of the Closing Date, that are associated with the Contributed Business and that will have value to the Partnership in owning and operating the Contributed Business after the Closing Date.

     "Property Tax" is defined in Section 7.2(c).

     "Related Agreements" means the Master Transaction Agreement, Tier 1 Related Agreements (other than this Agreement) and Tier 2 Related Agreements of the Contributor or its Affiliates, as such terms are defined in the Master Transaction Agreement.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Chemical Substance in, into or onto the Environment of any kind whatsoever, including the movement of any Chemical Substance through or in the Environment, exposure of any type in any workplace, any release as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other HSE Law and any noxious noise or odor emission.

     "Retained Accounts Payable" means, as of the Closing Date, all current trade accounts payable and current accrued expenses other than those related to
(A) employee vacation accruals for employees that become Partnership Employees and (B) the current portion of the deferred maintenance.

     "SEC Reports" means the 1996 Annual Report on Form 10-K and the 10-Q for the first quarter of 1997 of the Contributor's parent company required to be filed with the Securities and Exchange Commission.

     "Seven Year PCCL Claims" means Third Party Claims (other than any De Minimis Claim) related to Pre-Closing Contingent Liabilities that have been or are asserted within seven years after the Closing Date.

     "Shared Services Agreements" means the agreements between the Contributor (or its Affiliates) and the Partnership set forth on Appendix B-2 of the Master Transaction Agreement.

     "Stores Inventory" means the inventory of spare parts, excluding Capital Spares, that are used by the Contributor or any Affiliate thereof in the Contributed Business and owned by the Contributor or any Affiliate thereof as of the Closing Date and that consist of items that generally can be used for several processes or types of equipment, including, but not limited to, such items as pumps, motors, pipe fittings, electrical wiring, instruments, nuts and bolts, unfabricated metals, safety items, small hand tools and other miscellaneous repair parts or supplies.

     "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments).

     "Third Party Claim" means any allegation, claim, civil or criminal action, proceeding, charge or prosecution brought by a Person other than the Contributor, any Affiliate thereof, the Partnership, or any member of the Lyondell Group (as defined in the Master Transaction Agreement).

     "Trademarks" means trade names, trademarks, trademark registrations or trademark applications, copyrights, copyright applications or copyright registrations or any derivative thereof or design used in connection therewith.

     "Trademark Assignment" is defined in Section 2.3(a).

     "Unrecorded Assets" is defined in Section 2.1(e).

     "WARN" is defined in Section 2.8(f).


                                   SECTION 2
           CONTRIBUTION OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

     2.1 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, on the date hereof, the Contributor contributes to the Contributing Partner and the Contributing Partner is contributing, conveying, assigning, transferring and delivering to the Partnership, or shall cause to be contributed, conveyed, assigned, transferred and delivered to the Partnership, and the Partnership shall accept, acquire and assume all of the assets, rights, and properties used or held for use in the contemplated operation and conduct of the Contributed Business of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located other than the Excluded Assets; and which conveyance, subject to Section 2.2, shall include, without limitation, the following:

     (a) All right, title and interest of the Contributor and any Affiliate thereof in the parcels of land described as fee property on Schedule 2.1(a), together with all buildings, structures, fixtures and other improvements situated thereon and all right, title and interest of the Contributor and any Affiliate thereof under easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, appurtenances and licenses to the extent pertaining to or accruing to the benefit of the land (the "Fee Interests");

     (b) All right, title and interest of the Contributor and any Affiliate thereof under the leases and subleases, all amendments thereto and all agreements related thereto described on Schedule 2.1(b) (the "Leases"), for the use and occupancy of the premises described therein (the "Leased Premises"), together with all buildings, structures, fixtures and other improvements situated thereon and, all rights and interests of the Contributor and any Affiliate thereof under all easements, privileges, rights-of-way, riparian and other water rights, appurtenances and licenses pertaining to the Leases or accruing to the benefit of the tenant under the Leases (the "Leaseholds");

     (c) All right, title and interest of the Contributor and any Affiliate thereof, if any, in lands, or real property of others, used principally in the normal operation and conduct of the Contributed Business (the "Associated Rights"), including, without limitation, all contracts, easements, rights-of-way, permits, licenses and leases and other similar rights for related equipment, power and communications cables, and other related property and equipment used principally in the normal operation and conduct of the Contributed Business;

     (d) All of the right, title and interest of the Contributor and any Affiliate thereof in and to the equipment, furniture, furnishings, fixtures, machinery, Capital Spares, vehicles, tools, computers and other tangible personal property used principally in the normal operation and conduct of the Contributed Business including without limitation the items listed on Schedule 2.1(d), (the equipment described in this Section 2.1(d), to be referred to collectively as the "Equipment") and all warranties and guarantees, if any, express or implied, existing for the benefit of the Contributor or any Affiliate thereof in connection with the Equipment to the extent assignable;

     (e) Subject, to the extent applicable, to Section 5.3, all (i) customer lists, customer credit information (to the extent neither the Contributor nor any Affiliate thereof is bound to any confidentiality obligation with respect thereto), customer payment histories and credit limits, vendor lists, catalogs, and (ii) Intellectual Property to the extent used or contemplated for use principally in the normal operation and conduct of (or to the extent under development for use principally in the normal operation and conduct of) or the marketing or promotion of, the Contributed Business (collectively, the "Unrecorded Assets");

     (f) All Contracts, whether or not entered into in the ordinary course of business, that relate principally to the normal operation and conduct of the Contributed Business, or in the case of any Contracts under which either the Contributor or any Affiliate thereof retains rights with respect to its other businesses, to the extent any such Contract relates to the operation of the Contributed Business (all the foregoing excluding Government Licenses, but, together with all agreements and instruments setting forth the Contributor's and any of its Affiliates' rights with respect to rights-of-way, privileges, riparian and other rights, appurtenances, licenses or franchises and in respect of intellectual property rights, in each case that constitute Assets described in clauses (a) through (e), of this Section 2.1 to be referred to collectively as the "Contributed Contracts");

     (g) Any Trademarks to the extent used or contemplated to be used principally in the normal operation and conduct of the Contributed Business (all of the items referred to in this Section 2.1(g), together with the items referred to in clause (ii) of Section 2.1(e), collectively the "Contributed Intellectual Property");

     (h) All Government Licenses that are transferable and as to which Consents to transfer are obtained where required;

     (i)   The Inventory, Stores Inventory and Prepaid Expenses;

     (j)   [Reserved]

     (k) All right, title and interest of the Contributor and any Affiliate thereof in the subsidiaries listed on Schedule 2.1(k) (the "Contributed Subsidiaries");

     (l) All claims and rights against third parties (including, without limitation, insurance carriers, indemnitors, suppliers and service providers) to the extent, but only to the extent that, they relate to the Assumed Liabilities; provided, however, that to the extent that any claims or rights of the Contributor against any third parties are not assigned to the Partnership, and the partnership incurs Liabilities that would create such claims or rights on behalf of the Contributor, the Contributor shall enforce such claims or rights for the benefit (and at the cost) of the Partnership to the extent it may lawfully do so; and

     (m) Any other asset of the Contributor or its Affiliate contributed to the Partnership pursuant to the terms of this Agreement.

     2.2 Excluded Assets. It is expressly understood and agreed that the Assets shall not include the following (the "Excluded Assets"):

     (a) Except as otherwise provided in Section 2.1(j), cash and cash equivalents or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities;

     (b) Except for the Assumed Plan transferred as provided under Section 2.8(g) or as may be agreed pursuant to Section 2.8(g), any assets of any qualified or non-qualified pension or welfare plans or other deferred compensation arrangements maintained by the Contributor or any Affiliate thereof for employees of the Contributor or any Affiliate thereof prior to the Closing Date;

     (c) Any of the Contributor's or any Affiliate's right, title and interest in and to (i) the names and logos set forth on Schedule 2.2(c) and any other statutory names, trade names or trademarks, indications or descriptions of which such names or any name similar thereto forms a part and (ii) any other trade names, trademarks, trademark registrations or trademark applications, copyrights, copyright applications or copyright registrations or any derivative thereof or design used in connection therewith that are not used principally in the normal operation and conduct of and are not uniquely applicable to the Contributed Business;

     (d) All claims and rights against third parties (including, without limitation, insurance carriers, indemnitors, suppliers and service providers), to the extent they do not relate to the Assumed Liabilities;

     (e) Claims for refunds of Taxes for time periods ending on or before the Closing Date, which Taxes remain the liability of Contributor under this Agreement;

     (f) Subject to the Master Intellectual Property Agreement, any and all of the Intellectual Property and Trademarks of the Contributor or any Affiliate thereof to the extent not used principally in the normal operation and conduct of or to the extent not applicable to the Contributed Business;

     (g) All items sold in the ordinary course of business prior to the Closing Date, none of which individually or in the aggregate are material to the normal operation and conduct of the Contributed Business; and

     (h) The tangible assets, intangible assets, real properties, contracts and rights, described in Schedule 2.2(h).

     2.3 Instruments of Conveyance and Assignment. On the Closing Date, the Contributor shall:

     (a) deliver or cause to be delivered to the Partnership (i) properly executed and acknowledged warranty deeds, in substantially the form attached hereto as Exhibit A (the "Deeds"), for all Fee Interests being conveyed hereunder, (ii) assignments of lease for the Leases in substantially the form attached hereto as Exhibit B, (the "Assignments of Lease"), (iii) a bill of sale and assignment in substantially the form attached hereto as Exhibit C (the "Bill of Sale and Assignment") conveying title to the Assets (other than the Fee Interests and Leaseholds) and assigning the Contracts, (iv) an assignment of the trademarks included in the Assets in substantially the form attached hereto as Exhibit D (the "Trademark Assignment") and (v) an assignment of patent rights, licenses and applications included in the Assets in substantially the form attached hereto as Exhibit E (the "Patent Assignment"); and

     (b) transfer to the Partnership the originals (to the extent the Contributor or any Affiliate thereof possesses an original and retained no rights thereunder after the Closing Date) or copies, as appropriate, of the Contributed Contracts and the originals or copies, as appropriate, of all current records, files and other data that relate to the Assets and that are necessary for continuing the normal operation and conduct of the Contributed Business by the Partnership.

     2.4   Further Assurances.

     (a) On and from time to time after the Closing Date, the Contributor will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery as the Partnership may reasonably request in order to fulfill and implement the terms of this Agreement, to vest in the Partnership title to the Assets, or to enable the Partnership to realize the benefits intended to be afforded hereby.

     (b) On and from time to time after the Closing Date, the Partnership will execute and deliver, or cause to be executed and delivered, such other instruments of assumption, conveyance, assignment, transfer, power of attorney or assurance as the Contributor may reasonably request in order to vest in the Partnership all of the Assumed Liabilities and to enable the Contributor to realize the benefits intended to be afforded hereby.

     (c) Notwithstanding any other provision of this Agreement to the contrary, the Partnership and the Contributor acknowledge and agree that any Government Licenses, Contributed Contracts or warranties which by their terms require Consent from any other unaffiliated contracting party thereto shall not be assigned to the Partnership unless any such Consent has been obtained prior to the Closing Date. Following the Closing, the Partnership and the Contributor shall cooperate with each other and use commercially reasonable efforts to obtain those Consents that were not obtained prior to the Closing and (i) if such Consents are obtained following the Closing, the Partnership and the Contributor shall execute and deliver any other and further instruments of assignment, assumption, transfer and conveyance and take such other and further action as the Partnership may request in order to assign to the Partnership any Government Licenses, Contributed Contracts or warranties to which such Consents relate and (ii) pending such transfer or issuance to the Partnership, shall provide, to the extent it may lawfully do so, the Partnership with the benefits of any such Government Licenses, Contributed Contracts or warranties, in which case, the Partnership shall promptly assume and discharge (or reimburse the Contributor or its Affiliate for) all obligations and liabilities associated with the benefits of such Government Licenses, Contributed Contracts or warranties so made available to the Partnership. If the Contributor obtains a Consent to assign any Government Licenses, Contributed Contract or warranties after the Closing, each such Government Licenses, Contributed Contract or warranties shall be deemed to be assigned to the Partnership promptly after such Consent is obtained.

     (d) Following the Closing, the Contributor, Contributing Partner and the Partnership shall cooperate in good faith and in a commercially reasonable manner with respect to all matters pertinent to the carrying into effect of this Agreement and the discharge by each party of its obligations and liabilities hereunder and thereunder, and shall furnish to each other such information, cooperation and assistance as reasonably may be requested in connection with the foregoing.

     2.5   Assumption of Liabilities.

     (a) On the terms and subject to the conditions, including Section 6.2, set forth in this Agreement, on the Closing Date, the debts, liabilities and obligations of the Contributor and its Contributed Subsidiaries set forth in this Section 2.5 shall be assumed by the Contributing Partner in connection with the transfer of Assets to it and shall be assumed by the Partnership in connection with the transfer of Assets to it, and the Partnership agrees to pay, perform and discharge all such debts, liabilities and obligations when due:

           (i) All obligations arising after the Closing Date under the Contracts and Leases that are assigned to the Partnership hereunder unless and to the extent that such obligation arises out of a violation of such Contract or Lease prior to the Closing Date;

           (ii) All obligations under purchase orders accepted by the Contributor or its Contributed Subsidiaries in the ordinary course of business of the Contributed Business prior to the Closing Date that are not filled as of the Closing Date;

           (iii) Current accrued expenses related to (A) employee vacation accruals for employees that become Partnership Employees and (B) the current portion of the deferred maintenance;

           (iv) All obligations and liabilities, of every kind and nature, without limitation, arising out of, in connection with or related to the ownership, operation or use after the Closing Date of the Assets or the Contributed Business;

           (v) Seven Year PCCL Claims to the extent the aggregate thereof does not exceed $7,000,000;

           (vi) Third Party Claims that are related to Pre-Closing Contingent Liabilities and that are first asserted seven years or more after the Closing Date;

           (vii) The obligations for indebtedness described on Schedule 2.5(a)(vii);

           (viii)Subject to Section 2.8(g), all Liabilities associated with the Assumed Plan;

           (ix) All Liabilities associated with products sold after the Closing Date regardless of when manufactured;

           (x)   The long-term liabilities set forth on Schedule 2.5(a)(x); and

           (xi) Any other Liability specifically assumed by the Partnership pursuant to the terms of this Agreement.

The liabilities and obligations assumed by the Partnership pursuant to this Section are sometimes hereinafter referred to collectively as the "Assumed Liabilities."

     (b) On the Closing Date, the Partnership shall deliver to the Contributor an instrument of assumption of the Assumed Liabilities substantially in the form attached hereto as Exhibit F (the "Assumption Agreement").

     2.6 Excluded Liabilities. Except as otherwise expressly provided in this Agreement (including, without limitation, Sections 6.2 and 7.2) or the Assumption Agreement, the Partnership is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the Contributor or any Affiliate thereof, of whatever nature, whether presently in existence or arising hereafter, whether known or unknown, or whether absolute or contingent, and all such other liabilities and obligations of the Contributor and any Affiliate thereof that are not Assumed Liabilities shall be retained by and remain obligations and liabilities of the Contributor or such Affiliate (all such liabilities and obligations being herein referred to as the "Excluded Liabilities"), including the following:

           (i) Any Pre-Closing Contingent Liability that is not an Assumed Liability;

           (ii)  any obligation or liability relating to the Excluded Assets;
     and

           (iii) any obligation (A) for the payment of severance benefits to employees of the Contributor or any of its Affiliates except as set forth in Sections 2.8(b) or (c), or (B) attributable to Contributor's or any of its Affiliates' employment of any employee, agent or independent contractor prior to the Closing Date.

     2.7   Master Intellectual Property Agreement.

     On the Closing Date, the Partnership and Contributor shall execute and deliver a master intellectual property agreement (the "Master Intellectual Property Agreement") in substantially the form attached hereto as Exhibit G providing, among other things, the following:

     (a) Non-exclusive, royalty-free licenses to the Partnership of any Intellectual Property and Trademarks used, contemplated for use or that could be used, in the Contributed Business that is not conveyed to the Partnership pursuant to Section 2.1.

     (b) Non-exclusive, royalty-free licenses to the Contributor or its Affiliates of any Contributed Intellectual Property acquired by the Partnership pursuant to Section 2.1 of this Agreement used, contemplated for use or that could be used in the business of the Contributor or its Affiliates.

     (c) The assignment of the Contributed Intellectual Property to the Partnership.

     2.8 Employee Matters. If the Closing Date occurs prior to January 1, 1998, the effective employment date shall be January 1, 1998 and the Contributor and the Partnership shall enter into an agreement to provide employee services to the Partnership through December 31, 1997.

     (a) At or prior to the Closing, the Partnership shall determine which employees of the Contributor or any Affiliate thereof will be offered employment by the Partnership. Any such employee that accepts such offer is herein called a "Partnership Employee." Partnership Employees shall be employed effective on (i) January 1, 1998, or (ii) if the Closing Date is after January 1, 1998, the Closing Date.

     (b) If, within six months after the Closing Date or in anticipation of Closing, the Contributor or any Affiliate thereof terminates (other than for cause) the employment of any employee of the Contributor or any Affiliate thereof who is primarily associated with the Assets or the Contributed Business but who does not become a Partnership Employee, then the Partnership will pay to the Contributor an amount equal to the Basic Severance to the extent the Contributor or any Affiliate thereof pays the Basic Severance to such employee. "Basic Severance" means two weeks of base pay for each full year of service by the employee with the Contributor or any Affiliate (or predecessors of either, to the extent service therefor is credited by the Contributor), subject to a 52 week maximum and a 12 week minimum; provided, however, that with respect to any employee who has an employment agreement that contains provisions providing for one or more payments in the event of a change in control of the Contributor, "Basic Severance" means up to 52 weeks of base pay notwithstanding the employee's years of service.

     (c) Any Partnership Employee whose employment is terminated by the Partnership (other than for cause) within six months after the Closing Date shall be entitled to receive a severance benefit from the Partnership equal to the Basic Severance (which, for purposes of calculating service time, shall include the employee's time of service with the Contributor, its predecessors (to the extent service therefor is credited by the Contributor) and the Partnership).

     (d) Any employees of the Contributor that the Partnership and the Contributor agree are necessary for the orderly transfer of the Contributed Business to the Partnership but who will not become Partnership Employees ("Transition Employees") shall be compensated by the Contributor on terms and conditions and for a duration to be agreed upon by the Partnership and the Contributor. The Partnership shall reimburse the Contributor for any such agreed upon compensation, including payroll taxes, benefit costs and workers compensation premiums and claims, paid by the Contributor to or with respect to any Transition Employee.

     (e) If any employee of the Contributor is eligible for and receiving short term disability benefits or sick pay as of the Closing Date and the Partnership has offered such employee employment by the Partnership, that employee shall become employed by the Partnership (and become a Partnership Employee for purposes of this Section 2.8) upon eligibility to return to active employment with the Contributor under the applicable conditions of the Contributor's short term disability benefits or sick pay plan. Partnership employment shall not be effective until the Contributor verifies that the employee has satisfied the conditions (if any) to return to active employment. Until such time as such employee becomes a Partnership Employee the Contributor shall continue to bear all costs and expenses associated with such employee.

     (f) Neither the Contributor nor any of its Affiliates shall, at any time prior to 60 days after the Closing Date, effect a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any facility, site of employment, operating unit or employee of the Contributor or any of its Affiliates without complying fully with the notice and all other applicable requirements of WARN.

     (g) In connection with the development by the Partnership of benefit plans and programs for Partnership Employees as provided in the Master Transaction Agreement, (i) the Contributor may direct the trustee of any of its employee plans to transfer assets and liabilities in those employee plans associated with the accrued benefits of Partnership Employees to a comparable Partnership benefit plan in which the Partnership Employees participate, and
(ii) the Contributor or any of its Affiliates may direct the trustee of its grantor trust to transfer assets and liabilities relating to any accounts for Partnership Employees under an executive deferral plan to a trust established by the Partnership to provide benefits under a comparable non-qualified deferred compensation plan; provided, however, with respect to (i) and (ii) above, the assets associated with any such plans, as of the Closing Date, are not less than the liabilities associated therewith as determined by the Partnership and a trust to trust transfer of assets does not result in a taxable event. In connection with the development and implementation of such plans and programs, the Partnership agrees, for purposes of calculating service time, to include each employee's time of service with the Contributor, its predecessors (to the extent service therefor is credited by the Contributor) or the Partnership. The Partnership will accept sponsorship of the Assumed Plan as soon as practicable after the Closing Date and the Contributor shall make all necessary governmental filings in connection therewith on a timely basis. In connection with the transfer of the sponsorship of the Assumed Plan, the Partnership may require such representations concerning the Assumed Plan as the Partnership reasonably determines are necessary, including, that the assets are not less than the liabilities and no Consents from the union are necessary for such transfer.

     (h) To the extent that the Partnership adopts benefit plans or policies that contemplate the provision of post-retirement life and medical benefits to the Partnership Employees, the Partnership shall record and recognize, in accordance with GAAP, the associated liability for providing the post-retirement life and medical benefits to the Partnership Employees.

     2.9   Joint Contracts.

     (a)   Any Contributed Contracts contributed to the Partnership pursuant to
Section 2.1 that relate principally to the Contributed Business but also relate to the business (other than the Contributed Business) of the Contributor or its Affiliates will be made available to the Contributor and its Affiliates by the Partnership pursuant to the Shared Services Agreements and other arrangements by which the Contributor and its Affiliates will enjoy the benefits of such Contributed Contracts as they relate to their business (other than the Contributed Business) on the same terms and conditions as the Partnership.

     (b) Any Contracts that relate principally to the business (other than the Contributed Business) of the Contributor or its Affiliates but also relate to the Contributed Business will be made available to the Partnership by the Contributor or its Affiliates pursuant to the Shared Services Agreements and other arrangements by which the Partnership will enjoy the benefits of such

Contracts as they relate to the Contributed Business on the same terms and conditions as the Contributor or its Affiliates.


                                   SECTION 3
               REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

     Except as set forth on Schedule 3 or in the SEC Reports, the Contributor represents and warrants to the Partnership as follows:

     3.1 Due Organization; Good Standing and Power. The Contributor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to own, lease and operate the properties to be contributed hereunder and to conduct the Contributed Business as now conducted by it. The Contributor has all corporate power and authority to enter into this Agreement and the Assignment and Assumption Agreements and to perform its obligations hereunder and thereunder. The Contributor is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in the State of Texas and in each of the other jurisdictions in which its right, title or interest in or to any of the Assets held by it, or the conduct of the Contributed Business by it, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

     3.2 Authorization and Validity of Agreements. The execution, delivery and performance of this Agreement and the other Related Agreements by the Contributor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Contributor. Except to the extent heretofore obtained, no other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by the Contributor of this Agreement and the other Related Agreements and the consummation by the Contributor of the transactions contemplated hereby or thereby. This Agreement and the other Related Agreements have been duly executed and delivered by the Contributor and constitute legal, valid and binding obligations of the Contributor, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles.

     3.3 No Consents Required; No Conflict with Instruments to which the Contributor is a Party. The execution, delivery and performance of this Agreement and the other Related Agreements by the Contributor or by any Affiliate of the Contributor that is a party thereto and the consummation by the Contributor or any such Affiliate of the transactions contemplated thereby (i) will not require any Consent except for such Consents the failure of which to be obtained or made, would not in the aggregate reasonably be expected to have a Material Adverse Effect; and (ii) will not violate (with or without the giving of notice or the lapse of time or both), or conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Contributor or any such Affiliate under, or result in the creation of an Encumbrance upon any Assets or a portion of the Contributed Business pursuant to, the charter or by-laws of the Contributor or any such Affiliate, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Contributor or any such Affiliate is a party or by which the Contributor or any such Affiliate or any of the Assets held by the Contributor or any such Affiliate is bound, except for such violations, conflicts, breaches, terminations, defaults, accelerations or Encumbrances which would not in the aggregate reasonably be expected to have a Material Adverse Effect.

     3.4   Employee Benefits.

     (a)   (i)   Each of the Contributor's Defined Benefit and Defined
     Contribution Pension Plans covering employees ("Employee Plan") is in substantial compliance with applicable requirements prescribed by any and all Legal Requirements, including, but not limited to the Code, except for violations the occurrence of which would not in the aggregate reasonably be expected to have a Material Adverse Effect. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code currently has a favorable determination letter from the Internal Revenue Service as to that Plan's qualification under Section 401(a) of the Code and nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualification.

           (ii) The Contributor has in all material respects performed all obligations required to be performed by it under ERISA, the Code and any other applicable Legal Requirements and under the terms of each Employee Plan, except such failures to perform which would not in the aggregate reasonably be expected to have a Material Adverse Effect. The Contributor has received no written notice of the existence of any material default or violation by any other party of any of such Legal Requirements, terms or requirements applicable to any of the Employee Plans.

           (iii) Other than routine claims for benefits, the Contributor has not received any written notice of any pending material claims or lawsuits which have been asserted or instituted against any of the Employee Plans, the assets of the trust or funds under the Employee Plans, the sponsor or administrator of any of the Employee Plans, or against any fiduciary of any of the Employee Plans with respect to the operation of such Plan.

           (iv) The Contributor has not received any written notice of any pending investigation or pending enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other Authority with respect to any of the Employee Plans.

           (v) All contributions required to be made under the terms of the Contributor's Employee Plans have been timely made. No Employee Plan has an "accumulated funding deficiency" (within the meaning of section 412 of the Code or Section 402 of ERISA).

     (b) All of the Contributor's Agroup health plans' (within the meaning of Code Section 5000(b)(1)) have been operated in substantial compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act.

     (c) There has been no act or omission by the Contributor that has given rise to or may give rise to material fines, penalties, taxes, or related charges under Section 502(c), (i) or (l) or Section 4071 of ERISA or Chapter 43 of the Code or the imposition of a lien pursuant to Sections 401(a)(29) or 412(n) of the Code or pursuant to ERISA.

     3.5   Title to Assets; Absence of Liens and Encumbrances; Leases.

     (a) The Contributor has good and marketable title to all of the Fee Interests described in the Deeds, free and clear of all Encumbrances, except (i) those exceptions contained in the Deeds, (ii) liens for current taxes not yet due and payable and mechanics and similar statutory liens arising in the ordinary course of business, (iii) liens of employees and laborers for current wages not yet due; (iv) building, zoning and health regulations of the jurisdictions in which the Assets are located; and (v) such imperfections of title, easements and Encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the use of the Assets as they are currently being used or as otherwise would not reasonably be expected to have a Material Adverse Effect.

     (b) The Contributor is the sole lessee under the Leases and the sole party entitled to the Leasehold interests in favor of the lessee thereunder, and the sole owner of the improvements situated on the Leased Premises, free and clear of all Encumbrances affecting the Leaseholds except such Encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the use of the Assets or as otherwise would not reasonably be expected to have a Material Adverse Effect. Neither Contributor nor any Affiliate thereof has received from or delivered to the lessors under the Leaseholds any written notice of termination or threat of termination of the respective Leaseholds. True and complete copies of all written lease agreements (including any written amendments or modifications thereof) constituting, or evidencing the terms of, the Leaseholds have been delivered to the Partnership. No material default or event of default on the part of the Contributor nor any Affiliate thereof under the provisions of any of the Leaseholds, and no event that with the giving of notice or passage of time or both would constitute such default or event of default on the part of the Contributor, has occurred (which default or event of default has not been cured). Neither the Contributor nor any Affiliate thereof has received any written notice from any lessor under any Leasehold, that any material default or event of default on the part of the Contributor or such Affiliate as lessee under the provisions of any Leaseholds, or that any event that with the giving of notice or passage of time or both would constitute such a default or an event of default on the part of the Contributor or any such Affiliate, as lessee, has occurred (which default or event of default has not been cured). No material default or event of default on the part of the lessor under the provisions of any of such Leaseholds, and no event that with the giving of notice or passage of time or both would constitute such default or event of default on the part of any such lessor, has occurred (which default or event of default has not been cured).

     (c) The Contributor or an Affiliate thereof has good title to all of the personal property purported to be owned by it, free and clear of all Encumbrances, except for liens for Taxes not yet due and payable and such Encumbrances, if any, that do not in the aggregate materially detract from the value or materially interfere with the use of the Assets (as they are currently being used) or as otherwise would not reasonably be expected to have a Material Adverse Effect.

     3.6 Title Matters; Defects in Improvements. There are no trespassers or other adverse parties in possession on or affecting the Fee Interests or the Leased Premises that would reasonably be expected to have a Material Adverse Effect. Neither the Contributor nor any Affiliate thereof has granted and none of the foregoing is party to any unrecorded options, rights of refusal, sales contracts or other such contractual rights in favor of any third parties relating to the Fee Interests or the Leased Premises. No written notice has been received by the Contributor or any Affiliate thereof from any insurance company with respect to the Fee Interests or the Leased Premises or by any board of fire underwriters claiming any material defects or deficiencies or requiring the performance of any repairs, replacement, alteration or other work relating to the improvements situated thereon (in each case, which have not been cured).

     3.7 Working Capital. The Contributor has operated the Contributed Business in the ordinary course of business from March 31, 1997 to the Closing Date such that the Inventory, Stores Inventory, Prepaid Expenses and Accounts Receivable, as of the Closing Date, are at substantially the same level as would have existed for the Contributor without regard to the transactions contemplated by the Master Transaction Agreement.

     3.8 Technology and Similar Rights. The Contributor owns or is licensed to use all of the Intellectual Property, Licensed Technology and Licensed Trademarks, and the Intellectual Property, Licensed Technology and Licensed Trademarks together constitute all relevant patents, pending patent applications, invention disclosures, copyrights, software, trade secrets, technical information, technology, know-how, processes, tradenames, trademarks, trademark registrations or applications, copyrights, copyright applications or registrations or any derivative thereof or design used in connection therewith necessary for the normal operation and conduct of the Contributed Business as it is currently operated and conducted, except where the failure to have such ownership or licenses would not reasonably be expected to have a Material Adverse Effect.

     3.9 Government Licenses, Permits and Related Approvals. The Government Licenses constitute all those necessary for the normal operation and conduct of the Contributed Business as it is currently operated and conducted, except where the failure to have such Government Licenses would not reasonably be expected to have a Material Adverse Effect.

     3.10 All Necessary Assets. The Assets together with the rights under the Related Agreements constitute all property and other rights necessary to enable the Partnership to operate and conduct the Contributed Business in substantially the same manner as it is being operated and conducted on the date of this Agreement, except in all cases where the failure of the Partnership to acquire such property or other rights by conveyance or license would not in the aggregate reasonably be expected to have a Material Adverse Effect.

     3.11 Conduct of Business in Compliance with Regulatory and Contractual Requirements. The Contributor, and any Affiliate thereof, is operating and conducting the Contributed Business in compliance with all applicable Legal Requirements, rights of concession, licenses, know-how or other proprietary rights of others, the failure to comply with which would reasonably be expected to have a Material Adverse Effect.

     3.12 Legal Proceedings. There is no litigation, proceeding, claim, grievance, arbitration, investigation or other action to which the Contributor or any Affiliate thereof is a party (i) that is pending or, to the Knowledge of the Contributor, threatened, (ii) that relates in any way to the Assets, to the operation or conduct of the Contributed Business, or to the transactions contemplated by this Agreement, and (iii) that upon resolution adverse to Contributor or any of its Affiliates, could reasonably be expected to have a Material Adverse Effect.

     3.13 Consents. Except for the Consents set forth in Schedule 4.3(e) of the Master Transaction Agreement, there are no Consents required to be obtained by the Contributor or any of its Affiliates in connection with the transfer of the Assets or the Contributed Business to the Partnership except to the extent the failure to obtain such Consent would not be reasonably likely to have a Material Adverse Effect.

     3.14  Tax Matters.

     (a) There are no material liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets.

     (b) None of the Assets directly or indirectly secures any indebtedness for money borrowed the interest on which is tax-exempt.

     3.15  [Reserved].

     3.16 HSE Matters. Except as would not be reasonably likely to have a Material Adverse Effect:

     (a)   (i)   The Fee Interests, the Leased Premises and the operations of the Contributor and any Affiliate thereof in connection with the Contributed Business are in compliance with all HSE Laws and (ii) to the extent arising out of the Contributor's or any Affiliate's ownership or use of the Assets or operation of the Contributed Business, there are no Chemical Substances held, located, released, generated, treated, stored or disposed of, on, under or from the Fee Interests or the Leased Premises or in, on or from any fixtures or improvement thereon in excess of any standard prescribed or permitted by any HSE Laws or which require corrective or other action pursuant to the provisions of any HSE Laws.

     (b) Neither the Contributor nor any Affiliate has received any notice from any federal, state, or local agency naming the Contributor or such Affiliate as a potentially responsible party ("PRP"), or otherwise notifying the Contributor or such Affiliate of any potential liability under either the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, ("CERCLA" or "Superfund"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or any state statute, rule or local regulation imposing liability similar to CERCLA or RCRA that relates in any way to any Chemical Substances generated by or derived from the operations on the Fee Interests, or the Leased Premises; nor has the Contributor nor any of its Affiliates received any comparable claim or notice from any private party.

     (c) The Contributor or an Affiliate thereof, as applicable, has been and is, in compliance with, all permits, licenses, approvals, permission, or authorizations necessary for its operations in connection with the Contributed Business to comply in all respects with HSE Laws.

     (d)   (i)   Neither the Contributor nor any Affiliate thereof has received written notice of any actual, impending, or potential proceedings, allegations, claims, losses, actions, investigations or inquiries of any kind in connection with the Contributed Business and HSE Laws or Chemical Substances ("HSE Proceedings") and (ii) neither the Contributor nor any Affiliate thereof has any Knowledge of any facts, events or occurrences that would reasonably be expected to result in any HSE Proceedings being brought.

     (e) Neither the Contributor nor any Affiliate thereof is party to, or is subject to the terms of, any consent order, consent judgment, consent decree, court or administrative order or judgment, agreement, schedule, or decree issued by any Authority with respect to the Contributed Business.

     3.17 Investigation to Acquire Knowledge. Each of the persons covered by the definition of "Knowledge" set forth in Section 1 has reviewed, with counsel to the Contributor, the other representations and warranties contained in, and the Schedules that relate to, this Section 3 to the extent that they relate to such person's area of responsibility or expertise and has made a reasonable inquiry as to the accuracy and completeness of such representations, warranties and Schedules.


                                   SECTION 4
               REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

     The Partnership represents and warrants to the Contributor as follows:

     4.1 Due Organization; Good Standing and Power. The Partnership is a limited partnership duly formed and validly existing under the laws of the State of Delaware. The Partnership has all partnership power and authority to enter into this Agreement and the other

Related Agreements and to perform its obligations hereunder and thereunder. The Partnership is duly authorized, qualified or licensed to do business as a foreign partnership, in each of the jurisdictions in which its right, title or interest in or to any asset, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify would not have a material adverse effect on the ability of the Partnership to perform its obligations hereunder or under the Assignment and Assumption Agreements.

     4.2 Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement and the other Related Agreements by the Partnership and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action on the part of the Partnership. No other partnership action is necessary for the authorization, execution, delivery and performance by the Partnership of this Agreement, the other Related Agreements and the consummation by the Partnership of the transactions contemplated hereby or thereby. This Agreement and the other Related Agreements have been duly executed and delivered by the Partnership and constitute legal, valid and binding obligations of the Partnership, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles.

     4.3 No Consents Required; No Conflict with Instruments to which the Partnership is a Party. The execution, delivery and performance of this Agreement and the other Related Agreements by the Partnership and the consummation by it of the transactions contemplated thereby (i) will not require any Consent except for such Consents the failure of which to be obtained or made, would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Partnership's ability to perform its obligations hereunder or thereunder, and (ii) will not violate (with or without the giving of notice or the lapse of time or both), conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Partnership under, the partnership agreement of the Partnership, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Partnership is a party or by which the Partnership or any of its assets or properties is bound, except for such violations, conflicts, breaches, terminations, defaults, accelerations or liens which would not in the aggregate reasonably be expected to have a material adverse effect on the Partnership's ability to perform its obligations hereunder or thereunder.


                                   SECTION 5
                     COVENANTS SUBSEQUENT TO CLOSING DATE

     5.1 Access to Information. Following the Closing Date, the Partnership shall afford, and will cause its Affiliates to afford, to the Contributor, its counsel, accountants and other authorized representatives, during normal business hours, reasonable access to the books, records and other data of the Contributed Business with respect to the period prior to the Closing Date (and any personnel familiar therewith) to the extent that such access may be reasonably required by the Contributor to facilitate (i) the preparation by the Contributor of such tax returns as it may be required to file with respect to the operations of the Assets and the Contributed Business or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims which may have been or may be made against the Contributor in connection with the Assets and the Contributed Business, (iii) the payment of any amount in connection with any liabilities or obligations which have not been assumed by the Partnership under this Agreement and (iv) for any other reasonable business purpose. For a period of ten years after the date of this Agreement, the Partnership will not dispose of, alter or destroy any such books, records and other data without giving 90 days' prior notice to the Contributor to permit it, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.

     5.2 Mail or Other Communications. The Contributor authorizes and empowers the Partnership on and after the Closing Date to receive and open all mail received by the Partnership relating to the Contributed Business or the Assets and to deal with the contents of such communications in any proper manner. The Contributor shall promptly deliver to the Partnership any mail or other communication received by it on and after the Closing Date pertaining to the Contributed Business or the Assets and any cash, checks or other instruments of payment to which the Partnership is entitled. The Partnership shall promptly deliver to the Contributor any mail or other communication received by it after the Closing Date pertaining to the Excluded Assets or Excluded Liabilities, and any cash, checks or other instruments of payment in respect of such.

     5.3 Use of Contributor's Trade Name. Except as set forth on Schedule 2.2(d), after the Closing Date the Partnership shall be permitted to use any items of Inventory or packaging material, any sales or promotional materials, any forms or documents or any other printed material that bear any of the names "Millennium" or "Quantum" or other statutory names, trade names or trademarks, indications or descriptions of which such names or any name similar thereto forms a part until the earlier to occur of (i) such time as inventory of such materials existing as of the Closing Date are used, or (ii) two years after the Closing Date.

     5.4 Closing Date Balance Sheet. Not later than 60 days after the Closing Date, the Contributor shall cause Price Waterhouse LLP to prepare and deliver to the Contributor and the Partnership an audited balance sheet of the Contributed Business as of the Closing Date (the "Closing Date Balance Sheet").

     5.5 Payment of Retained Accounts Payable. The Contributor will retain all accounts payable including Retained Accounts Payable; however the Partnership, as payment agent of the Contributor, shall pay such amounts on behalf of the Contributor on a timely basis. As soon as practicable following the end of each month after which such Retained Accounts Payable are paid by the Partnership, but in any event within fifteen days after the end of such month, each Contributor will reimburse the Partnership for such payments attributable to its Contributed Business.

     5.6 Collection of Accounts Receivable. The Partnership, as collecting agent for the Contributor, shall take all commercially reasonable efforts to collect the Accounts Receivable. As soon as practicable after such Accounts Receivable are collected, but in any event within fifteen days after the end of each month, the Partnership shall remit such collections to the Contributor. If the Accounts Receivable as of the Closing Date as set forth in the Closing Date Balance Sheet (the "Confirmed Accounts Receivable") are less than $250 million, then in addition to the foregoing, the Partnership shall pay the Contributor the difference between $250 million and the Confirmed Accounts Receivable within 10 days after the receipt of the Closing Date Balance Sheet. If the Confirmed Accounts Receivable are more than $250 million, the Contributor shall pay the Partnership the difference between $250 million and the Confirmed Accounts Receivable. Collections on Accounts Receivable shall be applied on a specific identification basis. The Partnership will report monthly in writing to Contributor on the amounts collected during the preceding month, and shall provide an aging summary of uncollected accounts and a detailed description of each problem account (45 or more days overdue). On reasonable notice to the Partnership, Contributor shall have the right to take over the collection process for any problem account.

     5.7 Reimbursement for Prepaid Expenses. The Partnership and the Contributor acknowledge that the Prepaid Expenses attributable to its Contributed Business have been conveyed to the Partnership solely in order to facilitate the timely and efficient transfer of the Contributed Business to the Partnership. Consequently, the Partnership shall reimburse the Contributor for the Prepaid Expenses associated with its Contributed Business (other than the prepaid expenses for "turnaround" costs) within 10 days following the receipt of the Closing Date Balance Sheet.


                                   SECTION 6
                         SURVIVAL AND INDEMNIFICATION

     6.1 Survival Limitations. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is 60 months after the Closing Date, except (i)
Section 3.14, which shall survive until the expiration of the applicable statute of limitations and (ii) Section 3.5, which shall survive without limitation and shall not be merged with the Deeds. No action can be brought with respect to any breach of any representation or warranty (except with respect to Section 3.5) pursuant to this Agreement unless a written notice that complies with
Section 6.3 has been delivered pursuant to such Section 6.3 prior to the expiration of the survival period applicable to such representation or warranty; provided that upon the giving of such notice, notwithstanding any other provision of this Agreement the representation and warranty that is the basis of such action shall continue with respect to such action beyond the time at which the representation and warranty would otherwise terminate.

     6.2   Indemnification.

     (a) Subject to the other provisions of this Section 6, the Contributor hereby agrees, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless the Partnership and its Affiliates and their respective officers, directors and employees from, against and in respect of any losses, claims, damages, fines, penalties, assessments by public agencies, settlement, cost or expenses (including costs of defense and attorneys' fees) and other liabilities (any of the foregoing being a "Liability") incurred or suffered by the Partnership or any of its Affiliates, arising out of, in connection with or relating to:

           (i) Any misrepresentation in or breach of the representations and warranties of the Contributor or any of its Affiliates in this Agreement, the Assignment and Assumption Agreements, the Master Intellectual Property Agreement, or the Master Transaction Agreement;

           (ii) Any failure of the Contributor or any of its Affiliates to perform any of its covenants or obligations contained in this Agreement, the Assignment and Assumption Agreements, the Master Intellectual Property Agreement, or the Master Transaction Agreement;

           (iii) Excluded Liabilities; or

           (iv) Any Pre-Closing Contingent Liability that is not an Assumed Liability;

           provided, however, that the following limitations shall apply to the Contributor's indemnification obligations in clauses (i) and (iv) above:

           (A) the Contributor shall not have any indemnification obligation under clause (i) and (iv) above for any individual Liability unless the amount of such Liability exceeds $25,000 (the "Individual Basket") (it being understood that all Liabilities arising from the same event, condition or set of circumstances shall be considered as an individual Liability for purposes of such calculation), but if the amount of such Liability exceeds the Individual Basket, the entire amount of such Liability, including the first $25,000 of such Liability, may be the subject of indemnification hereunder; provided, further, that the parties agree that the amount of Liability for which indemnification may be sought for breach of any representation or warranty under clause (i) above shall be calculated taking into account the Individual Basket but without regard to any qualification or exception regarding materiality or Material Adverse Effect qualification contained in such representation or warranty (it being understood that such materiality or Material Adverse Effect qualifications shall apply for purposes of determining whether there has been such a breach in the first place, but once it has been established that there is such a breach, the Partnership shall be entitled to indemnity relating back to the first dollar); and

           (B) to the extent any misrepresentation in or breach of the representations and warranties of the Contributor results in a Liability of the Partnership in excess of the

     Individual Basket and such Liability would also constitute a Pre-Closing Contingent Liability, such misrepresentation or breach shall be treated as a Pre-Closing Contingent Liability.

     (b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE CONTRIBUTOR NOR ANY OF ITS AGENTS, EMPLOYEES, REPRESENTATIVES OR AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES IN CONNECTION WITH DIRECT CLAIMS BY THE PARTNERSHIP (I.E., A CLAIM BY THE PARTNERSHIP THAT DOES NOT SEEK REIMBURSEMENT FOR A THIRD PARTY CLAIM PAID OR PAYABLE BY THE PARTNERSHIP) WITH RESPECT TO THEIR INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT UNLESS ANY SUCH CLAIM ARISES OUT OF THE FRAUDULENT ACTIONS OF THE CONTRIBUTOR. IN DETERMINING THE AMOUNT OF ANY LOSS, LIABILITY, OR EXPENSE FOR WHICH THE PARTNERSHIP IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, THE GROSS AMOUNT THEREOF WILL BE REDUCED (BUT NOT BELOW ZERO) BY THE NET PRESENT VALUE OF ANY CORRELATIVE INSURANCE PROCEEDS ACTUALLY REALIZED BY THE PARTNERSHIP UNDER POLICIES TO THE EXTENT THAT THE FUTURE PREMIUM RATE WILL NOT BE INCREASED BY CLAIM EXPERIENCE.

     (c) Notwithstanding the provisions of Sections 6.2(a)(i) and 6.2(a)(iv), it is expressly agreed that the Contributor shall not be required to indemnify the Partnership for any Liability arising out of, in connection with or related to any HSE Claim to the extent that the condition, event, circumstance or other basis for the HSE Claim was exacerbated or accelerated by the Partnership. The Partnership shall not be deemed to have exacerbated a condition, event, circumstance or other basis for an HSE Claim by reason of the continuance thereof after the Closing (i) under circumstances where the Partnership does not know of its existence and has not breached any legal duty to have conducted an investigation or inquiry that would have uncovered the matter or (ii) under circumstances where the Partnership does know of its existence but is taking commercially reasonable actions to cure the matter or to otherwise achieve compliance in a commercially reasonable and prudent manner.

     (d) Subject to the other provisions of this Section 6, the Partnership hereby indemnifies, to the fullest extent permitted by law, the Contributor and its Affiliates against and agrees to hold each of them harmless from any and all Liability incurred or suffered by the Contributor or any of its Affiliates arising out of or relating to:

           (i) Any misrepresentation in or breach of the representations and warranties of the Partnership or the failure of the Partnership to perform any of its covenants or obligations contained in this Agreement and the Assignment and Assumption Agreements or the Master Intellectual Property Agreement;

           (ii)  Assumed Liabilities; or

           (iii) Any HSE Claim to the extent arising out of the Partnership's exacerbation or acceleration of such HSE Claim.

     (e) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE PARTNERSHIP NOR ANY OF ITS AGENTS, EMPLOYEES, REPRESENTATIVES OR AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES IN CONNECTION WITH DIRECT CLAIMS BY THE CONTRIBUTOR WITH RESPECT TO THEIR INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT UNLESS ANY SUCH CLAIM ARISES OUT OF THE FRAUDULENT ACTIONS OF THE PARTNERSHIP. IN DETERMINING THE AMOUNT OF ANY LOSS, LIABILITY, OR EXPENSE FOR WHICH THE CONTRIBUTOR IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, THE GROSS AMOUNT THEREOF WILL BE REDUCED (BUT NOT BELOW ZERO) BY THE NET PRESENT VALUE OF ANY CORRELATIVE INSURANCE PROCEEDS ACTUALLY REALIZED BY THE CONTRIBUTOR UNDER POLICIES TO THE EXTENT THE FUTURE PREMIUM RATE WILL NOT BE INCREASED BY CLAIM EXPERIENCE.

     (f) The rights provided to the Partnership pursuant to this Section 6, as limited by and subject to the provisions of this Section 6, shall be the Partnership's sole remedy for breach of representation and warranty by or covenant or obligation of the Contributor under this Agreement, the Assignment and Assumption Agreements and the Master Intellectual Property Agreement. The rights provided to the Contributor pursuant to this Section 6, as limited by and subject to the provisions of this Section 6, shall be the Contributor's sole remedy for breach of representation and warranty by or covenant of obligation of the Partnership under this Agreement, the Assignment and Assumption Agreements and the Master Intellectual Property Agreement.

     6.3   Procedures.

     (a) Any Person seeking indemnification under Section 6.2 (the "Indemnified Party") agrees to give prompt written notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim that does not involve a Third Party Claim, which notice shall describe in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party disputes such claim and such dispute is not resolved by the parties, such dispute shall be resolved in accordance with Section 7.9.

     (b) If an Indemnified Party is notified of a Third Party Claim which may give rise to a claim for indemnification against any Indemnifying Party under this Section, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing (including copies of all papers served with respect to such Third Party Claim), which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party

Claim to the extent feasible and the basis of the Indemnified Party's request for indemnification under this Agreement; provided that any failure to timely give such notice shall not relieve the Indemnifying Party of any of its obligations under this Section 6 except to the extent that such failure prejudices or impairs, in any material respect, any of the rights or obligations of the Indemnifying Party.

     (c) Any Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party.
The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party failed to assume the defense and employ counsel or failed to diligently prosecute or settle the Third Party Claim or (iii) there shall exist or develop a conflict that would ethically prohibit counsel to the Indemnifying Party from representing the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, by making any counterclaim against the person or entity asserting the Third Party Claim or any cross-complaint against any person or entity, in each case only if and to the extent that any such counterclaim or cross-complaint arises from the same actions or facts giving rise to the Third Party Claim. The Indemnifying Party shall be the sole judge of the acceptability of any compromise or settlement of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, provided that the Indemnifying Party will give the Indemnified Party reasonable prior written notice of any such proposed settlement or compromise and will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. The Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder) shall reimburse the Indemnified Party for its reasonable out of pocket costs incurred with respect to such cooperation.

     (d) If the Indemnifying Party fails to assume the defense of a Third Party Claim within a reasonable period after receipt of written notice pursuant to the first sentence of subparagraph (c), or if the Indemnifying Party assumes the defense of the Indemnified Party pursuant to subparagraph (c) but fails diligently to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided that the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

     (e) Notwithstanding the other provisions of this Section 6.3, if the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 6.3 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section
6.3 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of the litigation concerning such dispute. If a dispute over potential liability is resolved in favor of the Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party in full for all costs of the litigation concerning such dispute.

     (f) After it has been determined, by acknowledgment, agreement, or ruling of court of law, that an Indemnifying Party is liable to the Indemnified Party under this Section 6, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount of the Liability within ten business days of receipt by the Indemnifying Party of a notice reasonably itemizing the amount of the Liability but only to the extent actually paid or suffered by the Indemnified Party.

     (g) In the event a Third Party Claim is brought in which the liability as between the Partnership and the Contributor is alleged to be joint (it being agreed that any Third Party Claim related to a Pre-Closing Contingent Liability shall be deemed joint) or in which the entitlement to indemnification under this
Section 6 has not been determined, the Partnership and the Contributor shall cooperate in the joint defense of such Third Party Claim and shall offer to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such matter. Such joint defense shall be under the general management and supervision of the party which is expected to bear the greater share of the liability, unless otherwise agreed; provided, however, that neither party shall settle or compromise any such joint defense matter without the consent of the other, which consent shall not be unreasonably withheld or delayed. Any uninsured costs of such joint defense shall be borne as the parties may agree, provided, however, that in the absence of such agreement, the defense costs shall be borne by the party incurring such costs; provided, further, that, if it is determined that one party was entitled to indemnification under this Section 6, the other party shall reimburse the party entitled to indemnification for all of its costs incurred in connection with such defense.

     6.4 Subrogation. In the event of any payment by an Indemnifying Party to an Indemnified Party in connection with any Liability, the Indemnifying Party shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against any third party relating to such event or indemnification. The Indemnified Party shall cooperate with the Indemnifying Party in any reasonable manner in prosecuting any subrogated claim.

     6.5   Claims for HSE Work.  Notwithstanding the other provisions of this
Section 6, in the case of any assertion, claim or demand requiring the performance of investigatory, removal or remedial work with respect to (environmental conditions, HSE Laws or Chemical Substances for which the Partnership may seek indemnification, the Partnership shall have the right to conduct and control such work provided (i) it uses its good faith, commercially reasonable efforts to achieve the Lowest Cost Response and (ii) it provides the Contributor with the opportunity to: (A) review and comment upon any work plans for any remedial action prior to finalization and implementation; (B) attend meetings with regulators concerning the remedial action; and (C) have a representative present during the performance of any remedial action.

     6.6 EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, RELEASE AND ASSUMPTION OBLIGATIONS SET FORTH HEREIN, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE INDEMNIFIABLE LOSS GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS STATEMENT CONSTITUTES A CONSPICUOUS LEGEND.


                                   SECTION 7
                                 MISCELLANEOUS

     7.1 Construction. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction:
(ii) no consideration shall be given to the fact or presumption that any of the parties had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) each gender shall be deemed to include the other gender; and (vii) each exhibit, appendix, attachment and schedule to this Agreement is a part of this Agreement.

     7.2   Payment of Certain Expenses and Taxes.

     (a) Subject to the further provisions of this Section 7.2, the Contributor shall be responsible for all Taxes attributable to the Contributor's ownership or use of the Assets or operation of the Contributed Business prior to the Closing and the Partnership shall be responsible for all Taxes attributable to the Partnership's ownership or use of the Assets or operation of the Contributed Business after the Closing. The Contributor shall be responsible for any liability of the Partnership pursuant to Texas Tax Code Section 111.020 (including interest, penalties and attorneys' fees in connection therewith) with respect to any amounts owed or owing by the Contributor under Title 2, Texas Tax Code.

     (b) All sales, transfer, or other similar taxes incurred in connection with the transfer of the Assets shall be borne by the Partnership. The Partnership, the Contributor and the Contributing Partner shall cooperate fully with each other after the Closing in connection with (i) the preparation and filing of any tax return, exemption certificate, or other filing in connection with such taxes, and (ii) any audit examination by any taxing Authority of the tax returns, exemption certificates, or other filings referred to above.

     (c) All real property taxes, personal property taxes, ad valorem taxes, and other similar taxes (or payments in lieu of such taxes) assessed on any of the Assets in the tax period in which the Closing Date occurs (other than the Inventory Taxes referred to in Section 7.2(d) below) ("Property Taxes") shall be prorated between the Partnership and the Contributor as of the Closing.

     (d) All real property taxes, personal property taxes, ad valorem taxes, and other similar taxes (or payments in lieu of such taxes) assessed on the Inventory or Stores Inventory in the tax period in which the Closing Date occurs ("Inventory Tax") shall be payable by the Contributor.

     (e) The Partnership shall pay any title or recordation fees in connection with the transfer of the Assets. The Partnership shall also pay for any title insurance policies or surveys of the Fee Interests that are requested or ordered by the Partnership.

     (f) After the Closing, the Contributor receiving each Property Tax or Inventory Tax bill or notice applicable to the Assets for the period in which the Closing Date occurred shall promptly notify the Partnership and shall pay each such tax bill prior to the last day such taxes may be paid without penalty or interest. The Partnership shall promptly on receipt of a written request (accompanied by appropriate supporting documentation) reimburse the paying party with respect to the Partnership's share of such amount so paid as provided under this Agreement. The Contributor and the Partnership shall cooperate fully with each other on and after Closing with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any taxing Authority with respect to the tax period in which the Closing Date occurs.

     (g) If either party receives a refund of any Taxes for which the other is liable or responsible under this Agreement, the party receiving such refund shall, within 30 days after the receipt of such refund, remit it to the party who is liable.

     (h) Notwithstanding any other provision of this Agreement, the obligations of the parties set forth in this Section 7.2 shall be unconditional and absolute and shall remain in effect until audit, assessment and collection of any such taxes are barred by the applicable statute of limitations.

     7.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall unless otherwise provided for elsewhere in this Agreement, be in writing and shall be deemed to have been duly given if and when (i) transmitted by telecopier facsimile with proof of confirmation from the transmitting machine, or (ii) delivered by courier or other hand delivery, as follows:

     (a)   If to the Contributor:

           Millennium Petrochemicals Inc.
           c/o Millennium Chemicals Inc.
           99 Wood Avenue South
           Iselin, New Jersey 08830
           Attention: George H. Hempstead, III
           Telecopy Number: (908) 603-6857

     (b)   If to the Contributing Partner:

           Millennium Petrochemicals LLC LP
           c/o Millennium Chemicals Inc.
           99 Wood Avenue South
           Iselin, New Jersey 08830
           Attention: George H. Hempstead, III
           Telecopy Number: (908) 603-6857

     (c)   If to the Partnership:

           Equistar Chemicals, LP
           1221 McKinney Street
           Houston, Texas 77010
           Attention: Gerald A. O'Brien
           Telecopy Number: (713) 309-4718

or to such other address or telecopy number as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to be effective upon receipt.

     7.4   [Reserved].

     7.5 Binding Effect; Benefit. Subject to Section 7.7, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     7.6 Occasional and Bulk Sales. To the extent applicable, the Partnership and the Contributor each agree to waive, to the fullest extent permitted by law, compliance by the other with the provisions of the Bulk Sales Law of any jurisdiction.

     7.7 Assignability. Neither this Agreement nor any of the rights or obligations hereunder shall be assignable (by operation of law or otherwise) by the Contributor or the Contributing Partner without the prior written consent of the Partnership or shall be assignable (by operation of law or otherwise) by the Partnership (except to a wholly-owned subsidiary thereof) without the prior written consent of the Contributor. Any assignment or purported assignment in violation of this Section shall be null and void.

     7.8 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Subject to the agreements and obligations of the Partnership hereunder or under applicable Legal Requirements, no investigations by the Partnership heretofore or hereafter made shall affect the representations and warranties of the Contributor, and, except as otherwise provided in Section 6.1, such representations and warranties shall survive any such investigation. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     7.9 Dispute Resolution. All disputes under this Agreement shall be resolved in accordance with the Dispute Resolution Procedures set forth in Appendix A.

     7.10 Severability. In the event that any provisions of this Agreement shall finally be determined to be unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to Contributor, the Contributing Partner or the Partnership, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

     7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     7.12 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE EXCLUDING CONFLICTS OF LAW PRINCIPLES OF SUCH JURISDICTION EXCEPT TO THE EXTENT SUCH MATTERS ARE MANDATORILY SUBJECT TO THE LAWS OF ANOTHER JURISDICTION PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION.

     7.13 JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY TO THIS AGREEMENT OR ANY DISPUTE UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY

AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT EXCEPT TO THE EXTENT THIS AGREEMENT RELATES TO THE CONVEYANCE OR ASSIGNMENT OF ANY INTEREST IN REAL ESTATE OR THE CREATION, PERFECTION, PRIORITY OR FORECLOSURE OF ANY LIEN ON ANY INTEREST IN REAL ESTATE IN WHICH CASE, SUCH COURTS JURISDICTION SHALL BE NON-EXCLUSIVE. EACH OF THE PARTIES TO THIS AGREEMENT SHALL APPOINT THE CORPORATION TRUST COMPANY, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY (THE "AGENT") AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY SUCH COURT IN THE STATE OF DELAWARE BY ENTERING INTO AN AGREEMENT AS OF THE DATE OF THIS AGREEMENT WITH THE AGENT TO SUCH EFFECT. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO. EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

     7.14 WAIVER OF JURY TRIAL. THE PARTNERSHIP, THE CONTRIBUTING PARTNER AND THE CONTRIBUTOR HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



                              MILLENNIUM PETROCHEMICALS INC.,
                              a Virginia corporation.


                              By: /s/ George H. Hempstead, III
                                 --------------------------------
                              Name:   George H. Hempstead, III
                              Title:  Vice President


                              MILLENNIUM PETROCHEMICALS LP LLC,
                              a Delaware limited liability company.

                              By: MILLENNIUM PETROCHEMICALS INC.,
                                  a Virginia corporation, Manager.


                              By: /s/ George H. Hempstead, III
                                 --------------------------------
                              Name:   George H. Hempstead, III
                              Title:  Vice President


                              EQUISTAR CHEMICALS, LP,
                              a Delaware limited partnership.



                              By: /s/ Debra L. Starnes
                                 --------------------------------
                              Name:   Debra L. Starnes
                              Title:  Senior Vice President

                                  SCHEDULE A


     Millennium Petrochemicals will contribute to the Partnership the Contributed Business, which consists of the production, distribution and sale of ethylene, polyethylene and related products, polypropylene and other performance polymers and ethyl alcohol. Its plants are located in Clinton, Iowa; Crockett, Texas; LaPorte, Texas; Port Arthur, Texas; Chocolate Bayou, Texas; Tuscola, Illinois; Morris, Illinois; Fairport Harbor, Ohio; Heath, Ohio; Newark, New Jersey and Anaheim, California, and its research facilities are located in Cincinnati, Ohio and Morris, Illinois.

     A more complete description of these businesses which are owned and operated by Millennium Petrochemicals is included in Millennium's Annual Report on Form 10-K for the year ended December 31, 1996 and Millennium's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997.

                                Schedule 2.1(a)

                                 Fee Interests



ANAHEIM PLANT                               MORRIS PLANT
1045 North Kemp Street                      8805 N. Tabler Road
P.O. Box 150                                Morris, IL  60450
Anaheim, CA  92801                          Grundy County
Orange County

CHOCOLATE BAYOU PLANT                       MORRIS PRC
P.O. Box 4000                               8935 N. Tabler Road
(2 Miles South of FM 2917                   Morris, IL  60450
   on FM 2004)                              Grundy County
Alvin, TX  77511
Brazoria County

CLINTON PLANT                               NEWARK PLANT
Highway 30 West                             300 Doremus
P.O. Box 2919                               Newark, NJ  07105
Clinton, IA  52733                          Essex County
Clinton County

CROCKETT PLANT                              PORT ARTHUR PLANT
Highway US 287 & FM 2160                    Highway 73 East
P.O. Box 1038                               P.O. Box 848
Latexo, TX  75849                           Port Arthur, TX  77640
Austin County                               Jefferson County

HEATH PLANT                                 TUSCOLA PLANT
1855 James Parkway                          625 East U.S. Highway 36
Heath, OH  43056                            Tuscola, IL  61953
Licking County                              Champaign & Douglas Counties

LA PORTE COMPLEX                            ALLEN RESEARCH CENTER
1515 Miller Cut-Off Road                    11514 Northlake Drive
P.O. Drawer D                               Cincinnati, OH  45249
LaPorte, TX  77571                          Hamilton County
Harris County

                                Schedule 2.1(b)

                                    Leases

PLANT PROPERTY                              Cleveland, OH  44127

FAIRPORT HARBOR PLANT                       SALES OFFICES
110 Third Street
Fairport Harbor, OH  44077                  ATLANTA SALES OFFICE
                                            EBC Office Center
TUSCOLA PLANT - WASTEWATER TREATMENT        3675 Crestwood Parkway, Suite 400
625 East U.S. Highway 36                    Duluth, GA  30136
Tuscola, IL  61953
c/o Blaine Benner                           PENNSYLVANIA SALES OFFICE/1/
2171 Holiday Drive                          705 Hyde Park
Tuscola, IL  77095                          Doylestown, PA  18901

CLINTON PLANT - DAC FACILITIES              CHICAGO SALES OFFICE
Highway US 287 & FM 2160                    473 Dunham Road, Suite 212
P.O. Box 1038                               St. Charles, IL  60174
Latexo, TX  75849
c/o Public Works Department                 CALIFORNIA SALES OFFICE
City Hall                                   18101 Von Karman Ave., Suite 350
611 South Third Street                      Irvine, CA  92612
Clinton, IA  52732
                                            HYDROCARBONS OFFICE
LAPORTE COMPLEX - METERING STATION          1155 Dairy Ashford Road, Suite 208
1515 Miller Cut-Off Road                    Houston, TX  77079
LaPorte, TX  77571
c/o Shell Pipeline Corporation              DISTRIBUTION CENTERS
Two Shell Plaza
Houston, TX  77252                          A&R Transport Inc.
                                            San Bernadino, CA
TUSCOLA PLANT - ANTENNA
625 East U.S. Highway 36                    Dameo Regional Distribution Center
Tuscola, IL  61953                          568 Central Avenue
c/o Trunkline Gas Company                   Bridgewater, NJ  08807
3000 Bissonnet Ave.
Houston, TX  77001                          Excel Logistics
                                            501 West Schrock Road
WAREHOUSE                                   Westerville, OH  43081

Kealy Trucking                              Seapac, Inc.
6707 Bessezner Ave.                         4000 Cedar Blvd.

Baytown, TX  77522

Seapac, Inc.
4601 Welcome All Road
Atlanta, GA  30349

__________________
/1/  Lease assigned to Dr. Christine DiCello; 7012 Hyde Park;
     Doylestown, PA  18901
                                Schedule 2.1(d)

                                   Equipment

     The equipment set forth in the Equipment Listing dated September 30, 1997, including all additions and deletions up to December 1, 1997, copies of which have been initialed by representatives of the Contributor and the Partnership.

                                Schedule 2.1(k)

                           Contributed Subsidiaries


     Quantum Pipeline Company

                                Schedule 2.2(c)

              Excluded names, logos, tradenames, trademarks, etc.

All trade names, marks or logos containing or associated with any of the following:

MILLENNIUM

MILLENNIUM logotype

"M in oval design" logotype

QUANTUM

QUANTUM logotype

                                Schedule 2.2(h)

                            Certain Excluded Assets

     (i) Millennium's corporate office and data center located in Cincinnati, Ohio and all equipment, personal property and fixtures associated therewith;
(ii) the cafeteria/conference center adjacent to Millennium's office and data center in Cincinnati, Ohio and all equipment, personal property and fixtures associated therewith; (iii) assets associated with the ongoing corporate operations of Millennium Petrochemicals and its direct and indirect corporate parents, including equipment, records, computer hardware and software and other personal property and fixtures; (iv) assets associated with the businesses described under the headings "Millennium Petrochemicals--Acetyls and Ethyl Alcohol--Acetic Acid and VAM" and "--Methanol" in its 1996 Annual Report on Form 10-K, as such businesses are being conducted on the date of this Agreement (the "Acetyls Business") and located within the boundaries of the Acetic Acid, VAM and Methanol (including Syngas) production facilities at Millennium Petrochemicals' LaPorte, Texas facility, as such boundaries are established by agreement between Millennium Petrochemicals Inc. and Lyondell Petrochemical Company before the Closing Date (the "Boundaries"); including without limitation the waste water treatment plant and the barge dock at Millennium Petrochemicals' LaPorte, Texas facility and associated equipment; (v) assets used or held for use in the operation and conduct of the Acetyls Business as such businesses are being conducted on the date of this Agreement and not either (y) located within the Boundaries or (z) provided to Millennium Petrochemicals under a Shared Services Agreement; (vi) outstanding claims related to Millennium Petrochemicals
v. M.W. Kellogg Co., (vii) all subsidiaries of Millennium Petrochemicals other than Quantum Pipeline Company, including without limitation CUE Insurance Limited, DR Insurance Company, Millennium Plastics Inc., Millennium Polymers Inc., Millennium Chemicals Export Ltd., Millennium Petrochemicals Canada, Ltd., NDCC International II Inc., USI Chemicals International, Inc., Quantum UK Limited, Millennium Petrochemicals Europe B.V., and Suburban Propane GP, Inc.;
(viii) Millennium Petrochemical's interest in Suburban Propane Partners, L.P. and any entities controlled by it; (ix) Millennium Petrochemical's former research laboratories on Section Road, Cincinnati, Ohio, (x) the unimproved real estate at Millennium Petrochemicals' LaPorte, Texas facility proximate to the real estate retained by Millennium Petrochemicals under (iv) above, more particularly described in the Letter Agreement concerning Expansion Land of even date herewith between the Partnership and Contributor (xi) Accounts Receivable of the Contributor as of the Closing Date, (xii) the assets of Millennium (or its Affiliates) that are covered by a Shared Service Agreement in which the service is to be provided by Millennium (or its Affiliates) to the Partnership and (xiii) the real estate at Millennium Petrochemicals' LaPorte, Texas facility leased to Amoco pursuant to a long term lease for Amoco's PAO facility.

                             Schedule 2.5(a)(vii)

                             Assumed Indebtedness

The Millennium Debt as defined in the Master Transaction Agreement

                              Schedule 2.5(a)(x)

                         Assumed Long-term Liabilities


The following liabilities related to (i) the operations of the Contributed Business or (ii) employees who will become employees of the Partnership:

       Unfunded health care and life insurance Post-retirement benefits

                                  Schedule 3

                              Disclosure Schedule


     The Contributor makes no exceptions to the representations and warranties made by it in Section 3 of this Agreement except for the following exception to its representations made in Section 3.4 of this Agreement:

     Millennium Chemicals Inc. ("Millennium") has received a letter from the Pension Benefit Guaranty Corporation (the "PBGC") dated September 10, 1997 expressing a concern that the actions contemplated by the Agreement would increase the risk to the PBGC relating to the Millennium Defined Benefit Plans. In that letter, the PBGC noted that it could seek to involuntarily terminate the Plan prior to the Closing Date if it determined that the transaction would cause the risk to the PBGC to increase unreasonably. The letter went on to state that this measure would be viewed as a last resort and that the PBGC would prefer to enter into a consensual agreement to protect the Plan.

     Millennium has provided the PBGC with information explaining the transaction pursuant to a Confidentiality Agreement with the PBGC. In addition, Millennium has spoken with representatives at the PBGC regarding the transaction and the PBGC and Millennium have executed an agreement for which, in consideration of Millennium agreeing to certain covenants, the PBGC agreed to forbear from instituting proceedings to terminate the Plans.

                                  Appendix A

                         Dispute Resolution Procedures


     (1) Binding and Exclusive Means. The dispute resolution provisions set forth in this Appendix A shall be the binding and exclusive means to resolve all disputes arising under this Agreement (each a "Dispute").

     (2) Standards and Criteria. In resolving any Dispute, the standards and criteria for resolving such dispute shall, unless the Contributor and the Partnership in their discretion jointly stipulate otherwise, be as set forth in Appendix 1 to this Appendix A.

     (3) ADR and Binding Arbitration Procedures. If a Dispute arises, the following procedures shall be implemented:

     (a) The Indemnifying Party may at any time invoke the dispute resolution procedures set forth in this Appendix A as to any Dispute by providing written notice of such action to the Indemnified Party, who within five Business Days after such notice shall schedule a meeting to be held in Houston, Texas between the parties. The meeting shall occur within 10 Business Days after notice of the meeting is delivered to the Indemnifying Party. The meeting shall be attended by representatives of each party having decision-making authority regarding the Dispute as well as the dispute resolution process and who shall attempt in a commercially reasonable manner to negotiate a resolution of the Dispute.

     (b) The representatives of the parties shall cooperate in a commercially reasonable manner and shall explore whether techniques such as mediation, minitrials, mock trials or other techniques of alternative dispute resolution might be useful. In the event that a technique of alternative dispute resolution is so agreed upon, a specific timetable and completion date for its implementation shall also be agreed upon. The representatives will continue to meet and discuss settlement until the date (the "Interim Decision Date") that is the earliest to occur of the following events: (i) an agreement shall be reached by the parties resolving the Dispute; (ii) one of the parties shall determine and notify the other party in writing that no agreement resolving the Dispute is likely to be reached; (iii) if a technique of alternative dispute resolution is agreed upon, the completion date therefor shall occur without the parties having resolved the Dispute; or (iv) if another technique of alternative dispute resolution is not agreed upon, two full meeting days (or such other time period as may be agreed upon) shall expire without the parties having resolved the Dispute.

     (c) If, as of the Interim Decision Date, the parties have not succeeded in negotiating a resolution of the dispute pursuant to subsection (b), the parties shall proceed under subsection (d).

     (d) The parties shall jointly appoint a Neutral. If the parties have been unable to agree upon such appointment within 30 days after the Interim Decision Date, then such Neutral, upon the application of either of the parties shall be appointed within 10 days of the filing of such application by the Center for Public Resources, or if such appointment is not so made promptly then promptly thereafter by the American Arbitration Association in Philadelphia, Pennsylvania, or if such appointment is not so made promptly then promptly thereafter by the senior United States District Court judge sitting in Wilmington, Delaware. The fees of the Neutral shall be paid equally by the parties except that the Neutral shall have discretion to award fees.

     (e) In consultation with the Neutral, the parties shall agree upon a binding schedule and procedure (which procedure may have been previously discussed under subsection (b)) to be used as a means to resolve or to attempt to resolve Dispute, with the Neutral making the decision as to the schedule and/or procedure if the parties have been unable to agree on any of such matters within 20 days after the initial selection of the Neutral. The parties agree to participate in a commercially reasonable manner in the procedure to its conclusion as determined by the Neutral. If the parties are not successful in resolving the Dispute through the procedure described above, then the parties agree that (i) the Neutral shall act as the arbitrator in a binding arbitration in accordance with the American Arbitration Association rules and shall render a decision and (ii) judgment upon the decision rendered by the Neutral may be entered in any court having jurisdiction.

     (4) Continuation of Business. Notwithstanding the existence of any Dispute or the pendency of any procedures pursuant to this Appendix A, the parties agree and undertake that all payments not in dispute shall continue to be made and all obligations not in dispute shall continue to be performed.

                                  Appendix 1


     (a) First priority shall be given to maximizing the consistency of the resolution of the Dispute with the satisfaction of all express obligations of the parties and their Affiliates as set forth in the Agreement.

     (b) Second priority shall be given to resolution of the Dispute in a manner which best achieves the objectives of the business activities and arrangements under the Agreement and permits the parties to realize the benefits intended to be afforded thereby.

     (c) Third priority shall be given to such other matters, if any, as the parties or the Neutral shall determine to be appropriate under the circumstances.



                                      -3-